Exhibit 99.1

Consent of Director Nominee

In connection with the filing by Altimmune, Inc. of a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Altimmune, Inc. in the Registration Statement, including the information incorporated by reference therein, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

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IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 30th day of July, 2018.

/s/ Wayne Pisano
Wayne Pisano